                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Circus Circus Enterprises, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                        CIRCUS CIRCUS ENTERPRISES, INC.
                        2880 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 18, 1998

                               ----------------

To the Stockholders of
 Circus Circus Enterprises, Inc.

  Notice is hereby given that the Annual Meeting of Stockholders of Circus Circus Enterprises, Inc. (the "Company"), a Nevada corporation, will be held at 10:00 A.M., CDT, on Thursday, June 18, 1998, in Meeting Room A at the Gold Strike Casino Resort, 1010 Casino Center Drive, Robinsonville (Tunica County), Mississippi for the following purposes:

    1. To elect two Class I directors, each to serve until the Annual Meeting of Stockholders in 2001 and until his successor is elected and qualified;

    2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent auditors of the Company to examine and report on its financial statements for the fiscal year ending January 31, 1999;

    3. To vote on a stockholder proposal opposed by the Board of Directors;
  and

    4. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

  Only stockholders of record at the close of business on April 20, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

  Whether or not you plan to be present at the meeting, you are requested to complete, sign and return the enclosed proxy so that your shares will be represented. The giving of such proxy will not affect your right to vote in person should you later decide to attend the meeting. Please return your proxy promptly in the enclosed envelope which requires no postage if mailed within the United States. YOUR ATTENTION IS DIRECTED TO AN ADMISSION TICKET FOR THE MEETING WHICH IS INCLUDED IN THE ACCOMPANYING PROXY STATEMENT.

                                       By Order of the Board of Directors,


                                       /s/ Michael S. Ensign
                                       Michael S. Ensign
                                       Chairman of the Board

Las Vegas, Nevada
May 1, 1998

                        CIRCUS CIRCUS ENTERPRISES, INC.
                        2880 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109

                               ----------------
                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 18, 1998

  This Proxy Statement is furnished to stockholders of Circus Circus Enterprises, Inc. (the "Company"), a Nevada corporation, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held in Meeting Room A at the Gold Strike Casino Resort, 1010 Casino Center Drive, Robinsonville (Tunica County), Mississippi, at 10:00 A.M., CDT, on Thursday, June 18, 1998, and at any and all adjournments thereof, for the purpose of considering and acting upon the matters referred to in the preceding Notice of Annual Meeting and more fully discussed below.

  This Proxy Statement and the accompanying form of proxy were first mailed to stockholders of the Company entitled to notice of, and to vote at, the meeting on or about May 4, 1998.

QUORUM AND VOTING

  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding is necessary to constitute a quorum at the meeting. Shares represented at the meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes (i.e., shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter, including the election of directors, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will be treated as not voted for purposes of determining the decision of stockholders with respect to such matter. Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that proxies in the accompanying form which are properly executed, duly returned to the Company and not revoked will be voted for the two nominees named therein absent instructions therein to the contrary. Ratification of the appointment of Arthur Andersen LLP to examine and report on the Company's financial statements for the fiscal year ending January 31, 1999 (identified as Proposal 2 in the accompanying form of proxy) and approval of the stockholder proposal described on page 23 (identified as Proposal 3 in the accompanying form of proxy) each requires the affirmative vote of a majority of the votes cast with respect to such proposal, assuming that a quorum (determined in the manner described above) is present or represented at the meeting.

  Proxies in the accompanying form which are properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions therein. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, SUCH PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY, IN FAVOR OF PROPOSAL 2 AND AGAINST PROPOSAL 3. No matter is expected to be considered at the meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters. The presence at the meeting of a stockholder who has given a proxy will not revoke such proxy.

However, a proxy may be revoked at any time before it is voted by written notice to the Company, addressed to Yvette E. Landau, Secretary, at the principal offices of the Company or by giving written notice to the Company at the meeting; however, the revocation of a proxy shall not be effective until written notice of such revocation has been received by the Company and such revocation shall not affect a vote on any matter cast prior to such receipt.

RECORD DATE AND SHARES OUTSTANDING

  The close of business on April 20, 1998 (the "Record Date") has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting. The stock transfer books will not be closed. At the close of business on the Record Date, there were issued and outstanding 95,129,383 shares of the Company's Common Stock. At the meeting, each stockholder entitled to vote at the meeting will be entitled to cast one vote in person or by proxy for each share of Common Stock held by such stockholder.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

  The following table sets forth information regarding each person known to the Company to beneficially own more than five percent of its Common Stock.

                                                                     APPROXIMATE
                                                 NUMBER OF SHARES    PERCENTAGE
               NAME AND ADDRESS                BENEFICIALLY OWNED(1) OF CLASS(1)
               ----------------                --------------------- -----------
Michael S. Ensign.............................       6,489,700(2)       6.82%
2880 Las Vegas Blvd. South
Las Vegas, Nevada 89109
William A. Richardson.........................       6,457,807(3)       6.79%
2880 Las Vegas Blvd. South
Las Vegas, Nevada 89109
FMR Corp......................................       9,241,300(4)       9.71%
82 Devonshire Street
Boston, Massachusetts 02109
Legg Mason, Inc...............................       7,852,343(5)       8.25%
100 Light Street
Baltimore, Maryland 21202
Trimark Financial Corporation.................       6,648,100(6)       6.99%
One First Canadian Place
Suite 5600, P.O. Box 487
Toronto, Ontario M5X 1E5

--------
(1) This information is as of the Record Date, except as otherwise indicated.
(2) All of these shares are owned by Mr. Ensign who has sole voting and investment power with respect thereto.
(3) All of these shares are owned by Mr. Richardson who has sole voting and investment power with respect thereto.
(4) Reflects the number of shares beneficially owned by FMR Corp. as set forth in its Schedule 13-G dated February 14, 1998, including 190,000 shares as to which sole voting power was reported and 9,241,300 shares as to which sole dispositive power was reported.

(5) Reflects the number of shares beneficially owned by Legg Mason, Inc. as set forth in its Schedule 13-G dated February 11, 1998, including 7,200,000 shares as to which sole voting power was reported and 7,852,343 shares as to which sole dispositive power was reported.
(6) Reflects the number of shares beneficially owned by Trimark Financial Corporation as set forth in its Schedule 13-G dated February 11, 1998, as to all of which shares sole voting and dispositive power was reported.


MANAGEMENT

  The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by each director, each nominee for election as a director at the meeting, each executive officer named in the Summary Compensation Table appearing on page 8 and all directors and executive officers of the Company as a group.

                                                                     APPROXIMATE
                                                 NUMBER OF SHARES    PERCENTAGE
   NAME                                        BENEFICIALLY OWNED(1) OF CLASS(1)
   ----                                        --------------------- -----------
Michael S. Ensign.............................       6,489,700(2)        6.82%
William A. Richardson.........................       6,457,807(3)        6.79%
Glenn W. Schaeffer............................         948,295(4)         (5)
Antonio C. Alamo..............................         406,081(6)         (5)
Gregg H. Solomon..............................         165,460(7)         (5)
Kurt D. Sullivan..............................         286,666(8)         (5)
Clyde T. Turner...............................       1,083,950(9)        1.13%
William E. Bannen, M.D. ......................          20,500(10)        (5)
Richard P. Banis..............................          15,893(11)        (5)
Arthur H. Bilger..............................           5,000(12)        (5)
Richard A. Etter..............................          10,000(13)        (5)
Michael D. McKee..............................           8,100(14)        (5)
Donna B. More.................................               0             --
All directors and executive
 officers as a group
 (14 persons).................................      14,615,223(15)      15.22%

--------
 (1)This information is as of the Record Date.
 (2) All of these shares are owned by Mr. Ensign who has sole voting and investment power with respect thereto.
 (3) All of these shares are owned by Mr. Richardson who has sole voting and investment power with respect thereto.
 (4) Includes 408,295 shares owned by Mr. Schaeffer who has sole voting and investment power with respect thereto. Also includes 540,000 shares which Mr. Schaeffer is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the Record Date.
 (5) Less than 1%.
 (6) Includes 269,415 shares owned by Mr. Alamo who has sole voting and investment power with respect thereto. Also includes 136,666 shares which Mr. Alamo is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the Record Date.
 (7) Includes 38,794 shares owned by Mr. Solomon who has sole voting and investment power with respect thereto. Also includes 126,666 shares which Mr. Solomon is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the Record Date.

                                             (footnotes continued on next page)

 (8) Represents shares which Mr. Sullivan is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the Record Date.

 (9) Includes 33,600 shares held in a living trust pursuant to which Mr. Turner and his wife share voting and investment power and 100 and 250 shares, respectively, held in the individual retirement accounts of Mr. Turner and his wife. Also includes 1,050,000 shares which Mr. Turner is entitled to purchase pursuant to stock options which are immediately exercisable or will become exercisable within 60 days of the Record Date.

(10) Includes 15,300 shares held in a revocable trust pursuant to which Dr. Bannen has sole voting and investment power and 5,200 shares held in a retirement account as to which he has sole voting and investment power.

(11) Includes 6,659 shares held in a living trust pursuant to which Mr. Banis and his wife share the voting and investment power. Also includes 4,434 shares held in trust by Mr. Banis' wife for their children, as to which she has sole voting and investment power, and 800 shares held in Mr. Banis' individual retirement account. Also includes 4,000 shares which Mr. Banis is entitled to purchase pursuant to stock options acquired as a formula award which will become exercisable within 60 days of the Record Date.

(12) Includes 1,000 shares owned by Mr. Bilger who has sole voting and investment power with respect thereto. Also includes 4,000 shares which Mr. Bilger is entitled to purchase pursuant to stock options acquired as a formula award which will become exercisable within 60 days of the Record Date.

(13) Includes 6,000 shares held in a living trust pursuant to which Mr. Etter and his wife share the voting and investment power. Also includes 4,000 shares which Mr. Etter is entitled to purchase pursuant to stock options acquired as a formula award which will become exercisable within 60 days of the Record Date.

(14) Includes 4,100 shares owned by Mr. McKee who shares with his wife the voting and investment power with respect thereto. Also includes 4,000 shares which Mr. McKee is entitled to purchase pursuant to stock options acquired as a formula award which will become exercisable within 60 days of the Record Date.

(15) Includes information for the individuals serving as directors and executive officers of the Company as of the Record Date. The number of shares beneficially owned by such group on such date includes 902,332 shares which may be acquired pursuant to options which are immediately exercisable or will become exercisable within 60 days of the Record Date.

                               ----------------

                             ELECTION OF DIRECTORS

  In accordance with the Company's Bylaws, as amended, the Board of Directors of the Company is divided into three (3) classes, with the total number of directors established from time to time by resolution of the Board of Directors at not less than six (6) nor more than eleven (11) and the respective numbers of directors in the classes being established from time to time by resolution of the Board such that at least one-fourth of the directors are elected annually. The current number of directors is eight (8), including three (3) Class I directors, two (2) Class II directors and three (3) Class III directors. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the Class I directors expires at the Company's 1998 Annual Meeting of Stockholders. The Board of Directors has fixed at two (2) the number of Class I directors for the term commencing with the election of directors at the meeting. Accordingly, at the meeting two (2) Class I directors are to be elected, with each member to serve a three (3) year term until the 2001 Annual Meeting of Stockholders and until his successor is elected and shall have qualified. The two nominees named below are management's nominees for election as Class I directors and, except as indicated in the next paragraph, the proxies solicited by management will be voted for such nominees in the absence of instructions to the contrary.

  Management has no reason to believe that either of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of management, each of its nominees intends to serve the entire term for which election is sought. However, should either nominee of management become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for the election in his stead of such other person as management may recommend.

NOMINEES AND DIRECTORS

  Information with respect to each nominee and each of the Company's directors who will continue to serve in that capacity following the meeting is set forth in the following table:

                                                                       DIRECTOR
                          NOMINEE OR DIRECTOR                           SINCE
                          -------------------                          --------
CLASS I--NOMINEES FOR ELECTION TO SERVE UNTIL THE 2001 ANNUAL MEETING OF
STOCKHOLDERS:


   Arthur H. Bilger                                                      1997
    Mr. Bilger, 45, a private investor, was President and Chief Oper-
    ating Officer of New World Communications Group Incorporated, a
    television broadcasting and production company, for a period of two years until January 1997. From 1990 until he joined New
    World, Mr. Bilger was a principal of Apollo Advisors, L.P. and
    Lion Advisors, L.P., entities engaged in the investment of capi-
    tal in acquisitions and corporate restructurings. Mr. Bilger, who previously served on the Company's Board of Directors from 1983 until 1989 and has held his current position on the Board since
    February 28, 1997, is also a member of the Board's Executive,
    Compensation, Directors' Nominating and Compliance Review Commit-
    tees.
   William E. Bannen, M.D.                                                 --
    Dr. Bannen, 48, has held the positions of Vice President/Chief
    Medical Officer and Director--Underwriting/Rating with Blue Cross
    Blue Shield of Nevada/HMO Nevada in Las Vegas, Nevada ("Blue
    Cross Nevada") since June 1995. He also has held the positions of
    Director--Network Administration and Health Management and Medi-
    cal Director with Blue Cross Nevada since 1993 and 1991, respec-
    tively. His current positions with Blue Cross Nevada include re-
    sponsibility for medical management and underwriting for all of
    Blue Cross Nevada's products in the State of Nevada and ultimate authority in the pricing of such products. Dr. Bannen, who has been a resident of Las Vegas for nearly 20 years, is also a mem-
    ber of the Board of Directors of Commercial Bank of Nevada, Las
    Vegas, Nevada, which he co-founded in 1994.

                                                                       DIRECTOR
                          NOMINEE OR DIRECTOR                           SINCE
                          -------------------                          --------

CLASS II--DIRECTORS ELECTED TO SERVE UNTIL THE 1999 ANNUAL MEETING OF
STOCKHOLDERS:

   William A. Richardson                                                 1995
    Mr. Richardson, 51, has been Vice Chairman of the Board since
    April 23, 1998 and has been Executive Vice President and a member of the Board of Directors of the Company since June 1, 1995. For a period of more than five years prior to joining the Company in
    1995, Mr. Richardson was involved in an executive capacity in the management and operations of the Gold Strike Entities which were acquired by the Company on June 1, 1995.
   Donna B. More                                                         1998
    Ms. More, 40, has been a partner in the Chicago, Illinois law firm of Freeborn & Peters since July 1994. Prior to assuming her current position, Ms. More was Chief Legal Counsel for the Illi-
    nois Gaming Board where she participated in the development and administration of the regulatory process for riverboat casinos in
    Illinois from November 1990 to July 1994. From May 1989 to Novem-
    ber 1990 she was an Assistant United States Attorney, Criminal
    Division of the United States Attorney's Office for the Northern
    District of Illinois. Since 1991, Ms. More has also been an ad-
    junct faculty member at Chicago-Kent College of Law where she conducts a gaming law seminar.

CLASS III--DIRECTORS ELECTED TO SERVE UNTIL THE 2000 ANNUAL MEETING OF
STOCKHOLDERS:

   Michael S. Ensign                                                     1995
    Mr. Ensign, 60, has been Chairman of the Board and Chief Execu-
    tive Officer of the Company since January 16, 1998 and Chief Op-
    erating Officer of the Company since June 1, 1995. From June 1,
    1995 until January 16, 1998, Mr. Ensign also served as Vice
    Chairman of the Board. For a period of more than five years prior to joining the Company in 1995 upon its acquisition of the Gold
    Strike Entities, Mr. Ensign was involved in an executive capacity in the management and operations of the Gold Strike Entities.
    Previously, Mr. Ensign was employed by the Company for a period of 10 years and held the position of Chief Operating Officer at the time of his departure from the Company in 1984 to devote his full time to the Gold Strike Entities. Mr. Ensign is a member of the Executive and the Directors' Nominating Committees of the
    Company's Board of Directors.
   Glenn W. Schaeffer                                                    1996
    Mr. Schaeffer, 44, has been President, Chief Financial Officer and Treasurer of the Company since June 1, 1995 and a member of the Board of Directors since March 4, 1996. From 1993 until the
    Company's acquisition of the Gold Strike Entities on June 1,
    1995, Mr. Schaeffer was involved in an executive capacity in the management and operations of the Gold Strike Entities. Prior thereto, Mr. Schaeffer was President of the Company from June
    1991 until February 1993 and Chief Financial Officer and a direc-
    tor of the Company from 1984 until February 1993. Mr. Schaeffer is also a director of Weider Health & Fitness Co. and Deb Webb
    Corporation.
   Michael D. McKee                                                      1996
    Mr. McKee, 52, has been Executive Vice President of The Irvine
    Company, a real estate development and investment company, since
    April 1994 and Chief Financial Officer since December 1996. Prior to joining The Irvine Company, Mr. McKee was the Managing Partner
    of the Orange County, California office of the law firm of Latham
    & Watkins, of which he was a partner from 1987 to April 1994. Mr.
    McKee, who has been a member of the Company's Board of Directors since November 30, 1996, is also a member of the Audit and the
    Compensation Committees of the Company's Board of Directors. Mr.
    McKee is also a director of Health Care Property Investors, Inc.,
    Irvine Apartment Communities, Inc. and Realty Income Corporation.

EXECUTIVE OFFICERS OTHER THAN NOMINEES AND DIRECTORS

  Antonio C. Alamo, 56, has been a Senior Vice President--Operations of the Company since June 1, 1995. Prior to assuming his current position with the Company, Mr. Alamo was from January 1, 1995 involved in the management and operations of the Gold Strike Entities. Previously, Mr. Alamo was the Executive Vice President and Chief Operating Officer of MGM Grand Hotel, Casino and Theme Park from July 1994 through December 1994 and its Senior Vice President and General Manager from September 1990 to July 1994.

  Gregg H. Solomon, 40, has been a Senior Vice President--Operations of the Company since June 1, 1995. He also serves as a member of the Management Committee of Detroit Entertainment, L.L.C., in which the Company owns a 45% interest. Prior to joining the Company in June 1995, Mr. Solomon was for a period of more than five years involved in the management and operations of the Gold Strike Entities, most recently as Director of Operations for the Gold Strike Entities and General Manager of the Gold Strike Hotel & Gambling Hall.

  Stephen J. Greathouse, 47, has been a Senior Vice President--Operations of the Company since August 13, 1997. He also serves as a member of the Executive Committee of the Circus and Eldorado Joint Venture in which the Company is a 50% participant. Prior to joining the Company, Mr. Greathouse was the President and Chief Executive Officer of Boardwalk Casino Inc. from March 1997, to August 1997, the President and Chief Executive Officer of Alliance Gaming Corporation from March 1995 to December 1996, President and Chief Executive Officer of United Gaming, Inc. from August 1994 to March 1995, and served in an executive capacity at Harrah's in Las Vegas from September 1991 to August 1994.

  Yvette E. Landau, 41, has been General Counsel, Vice President and Secretary of the Company since June 1996. She also serves as a member of the Executive Committee of the Circus and Eldorado Joint Venture, in which the Company is a 50% participant, and as a member of the Management Committee of Detroit Entertainment, L.L.C., in which the Company owns a 45% interest. From January 1993 until she assumed her current positions, Ms. Landau served as Associate General Counsel of the Company. From 1984 until she joined the Company in 1993, Ms. Landau was engaged in the private practice of law in Phoenix, Arizona as a partner in the law firm of Snell & Wilmer.

  Les Martin, 41, has been a Vice President and Chief Accounting Officer of the Company since June 1997 and Corporate Controller of the Company since November 1994. He joined the Company in April 1984 and, until he assumed his present position, was employed as Manager of Financial Reports. Mr. Martin is a certified public accountant and, prior to joining the Company, was employed with a national public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period from February 1, 1997 through January 31, 1998 were made on a timely basis other than one report each on Form 4 relating to one transaction filed late by Glenn W. Schaeffer, Antonio C. Alamo and Gregg H. Solomon. Mr. Schaeffer is an officer and a director of the Company, and Messrs. Alamo and Solomon are officers of the Company.

                            MANAGEMENT REMUNERATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to the Company's Chief Executive Officer, its former Chief Executive Officer and each of the Company's five other most highly compensated officers during the year ended January 31, 1998 (collectively the "named executive officers") for the fiscal years ended January 31, 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION
                                                               -----------------------------------
                                     ANNUAL COMPENSATION              AWARDS             PAYOUTS
                               ------------------------------- ---------------------    ----------
          (A)             (B)     (C)      (D)        (E)         (F)        (G)           (H)         (I)
                                                               RESTRICTED SECURITIES
        NAME AND                                  OTHER ANNUAL   STOCK    UNDERLYING                ALL OTHER
       PRINCIPAL                                  COMPENSATION  AWARD(S)   OPTIONS/        LTIP    COMPENSATION
        POSITION          YEAR SALARY($) BONUS($)    ($)(1)       ($)      SARS(#)      PAYOUTS($)     ($)
       ---------          ---- --------- -------- ------------ ---------- ----------    ---------- ------------
Michael S. Ensign(2)      1998  678,125        0        0           0             0          0           375(3)
 Chairman of the Board    1997  645,833  422,195        0           0             0          0           250
 and Chief Executive      1996  416,666  479,292        0           0             0          0         2,367
 Officer
Clyde T. Turner(2)        1998  868,000   33,830        0           0             0          0        82,502(5)
 Former Chairman of       1997  826,667  540,410        0           0             0          0        86,113
 the Board and Chief      1996  800,000  920,240        0           0     2,000,000(4)       0        39,420
 Executive Officer
Glenn W. Schaeffer(6)     1998  651,000        0        0           0             0          0        26,462(7)
 President, Chief         1997  620,000  405,307        0           0             0          0        26,734
 Financial Officer and    1996  400,000  460,120        0           0       900,000          0       102,900
 Treasurer
William A. Richardson(6)  1998  678,125        0        0           0             0          0           375(8)
 Vice Chairman of the     1997  645,833  422,195        0           0             0          0           250
 Board                    1996  416,666  479,292        0           0             0          0         2,167
Antonio C. Alamo(6)       1998  400,000  400,000        0           0             0          0        40,566(9)
 Senior Vice President-   1997  400,000  400,000        0           0        50,000          0        41,709
 Operations               1996  266,667  266,304        0           0       200,000          0        25,129
Gregg H. Solomon(6)       1998  400,000  400,000        0           0             0          0           375(10)
 Senior Vice President-   1997  400,000  400,000        0           0        50,000          0           313
 Operations               1996  266,667  266,304        0           0       200,000          0             0
Kurt D. Sullivan(11)      1998  400,000  400,000        0           0             0          0        22,409(12)
 Former Senior Vice       1997  400,000  400,000        0           0        50,000          0        22,473
 President-               1996  466,666  266,304        0           0             0          0        17,032
 Operations

--------
 (1) During each of the years ended January 31, 1998, 1997 and 1996, certain of the individuals named in column (a) received personal benefits not reflected for such years in the respective amounts set forth for such individual in columns (c), (d) and (e), the dollar value of which did not for any of such individuals for any of such years exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individual in columns (c) and (d) for such year.

 (2) Michael S. Ensign has served as Chief Operating Officer of the Company since he joined the Company on June 1, 1995 and served as Vice Chairman of the Board from June 1, 1995 until January 16, 1998 when he became Chairman of the Board and Chief Executive Officer upon Clyde T. Turner's resignation from such positions.

 (3) This amount represents a contribution by the Company to its 401(k) Plan for Mr. Ensign's benefit.

 (4) Mr. Turner paid the Company a purchase price of $1 per share, or an aggregate of $2,000,000, in consideration for the Company's grant of the option to purchase these shares.

 (5) Of this amount, $3,978 represents the premium paid by the Company with respect to the term life portion of a split-dollar life insurance policy, $67,721 represents the present value (as more fully described in Note 13) of the nonterm portion of the premium paid with respect to such split-dollar policy, $10,403 represents disability insurance premiums and $400 represents a contribution by the Company to its 401(k) Plan for Mr. Turner's benefit.

 (6) This individual was not employed by the Company during the period from February 1, 1995 through May 31, 1995.

 (7) Of this amount, $1,171 represents the premium paid by the Company with respect to the term life portion of a split-dollar life insurance policy, $19,508 represents the present value (as more fully described in Note 13) of the nonterm portion of the premium paid with respect to such split-dollar policy, $5,408 represents disability insurance premiums and $375 represents a contribution by the Company to its 401(k) Plan for Mr. Schaeffer's benefit.

 (8) This amount represents a contribution by the Company to its 401(k) Plan for Mr. Richardson's benefit.

 (9) Of this amount, $1,584 represents the premium paid by the Company with respect to the term life portion of a split-dollar life insurance policy, $30,890 represents the present value (as more fully described in Note 13) of the nonterm portion of the premium paid with respect to such split-dollar policy, $7,792 represents disability insurance premiums and $300 represents a contribution by the Company to its 401(k) Plan for Mr. Alamo's benefit.

(10) This amount represents a contribution by the Company to its 401(k) Plan for Mr. Solomon's benefit.

(11) Mr. Sullivan served as a Senior Vice President--Operations until July 14, 1997, and in a nonexecutive capacity for the balance of the fiscal year ended January 31, 1998.

(12) Of this amount, $714 represents the premium paid by the Company with respect to the term life portion of a split-dollar life insurance policy, $13,177 represents the present value (as more fully described in Note 13) of the nonterm portion of the premium paid with respect to such split-dollar policy, $7,518 represents disability insurance premiums and $1,000 represents a contribution by the Company to its 401(k) Plan for Mr. Sullivan's benefit.

(13) The present value of the premium paid by the Company on the nonterm portion of each of the split-dollar life insurance policies referred to in Notes 5, 7, 9 and 12, above, represents a value equivalent to the interest-free use of such premium over the period from the date of payment of such premium to the earliest date the Company is expected to receive a refund of such premium, based on an interest rate of 8.2% per annum. For fiscal 1997 the amount was reported in the same manner and, in fiscal 1996, the amounts reported included the entire premium paid.

OPTIONS GRANTED DURING THE LAST FISCAL YEAR

  During the fiscal year ended January 31, 1998, no options to purchase the Company's Common Stock or stock appreciation rights were granted to any of the named executive officers.

OPTION EXERCISES DURING THE LAST FISCAL YEAR

  The following table provides information related to options to purchase the Company's Common Stock exercised by the named executive officers during the fiscal year ended January 31, 1998 and the number and value of options to purchase such Common Stock held as of the end of such fiscal year. The Company does not have any outstanding stock appreciation rights.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

          (A)                  (B)               (C)                     (D)                       (E)
                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                                   OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/
                                                                      FY-END(#)           SARS AT FY-END($)(2)
                         SHARES ACQUIRED                      ------------------------- -------------------------
          NAME           ON EXERCISE(#)  VALUE REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- -------------------- ----------- ------------- ----------- -------------
Michael S. Ensign.......          0                N/A                 0           0           N/A       N/A
Clyde T. Turner(3)......          0                N/A         1,050,000           0     1,837,500         0
Glenn W. Schaeffer......          0                N/A           360,000     540,000             0         0
William A. Richardson...          0                N/A                 0           0           N/A       N/A
Antonio C. Alamo........          0                N/A            96,666     153,334             0         0
Gregg H. Solomon........          0                N/A            86,666     153,334             0         0
Kurt D. Sullivan........     45,000            174,375           286,666      33,334       472,500         0

--------
(1) Represents, with respect to each share purchased, the market value of such share on the date of purchase (based on the average of the reported high and low sale prices for the Common Stock on the New York Stock Exchange on the date of exercise), less the exercise price paid for such share.

(2) Represents, with respect to each share, the closing price for the Common Stock on the New York Stock Exchange on January 31, 1998, less the exercise price payable for such share.

(3) For information concerning the Company's purchase from Mr. Turner in January 1998 of an option to purchase 2,000,000 shares of the Company's Common Stock, see "Compensation Committee Interlocks and Insider Participation."

COMPENSATION OF DIRECTORS

  The directors of the Company who are not otherwise employees of the Company receive cash compensation for their services as follows: (i) $30,000 per year;
(ii) $1,500 for each meeting of the Board of Directors attended; and
(iii) $1,000 ($1,500 in the case of the committee chairman) for each meeting of a committee of the Board attended. All of the Company's directors are entitled to reimbursement of the out-of-pocket expenses incurred in attending Board and committee meetings.

  Pursuant to the Company's 1991 Stock Incentive Plan (the "1991 Plan"), each director of the Company who is not an employee of the Company is entitled to receive on the date of the meeting and annually on the date of each subsequent annual meeting of stockholders during the term of the 1991 Plan following which he continues to serve as a director of the Company, as a formula award, an option to purchase 10,000 shares of the Company's Common Stock. The exercise price per share for each option granted as a formula award is the average of the Fair Market Values (as defined) for the fifth (5th) through the ninth (9th) "business days" following the date of grant. For purposes of the preceding sentence, "Fair Market Value" is defined in the 1991 Plan as the mean of the high and low per share trading prices for the Common Stock as reported in The Wall Street Journal for New York Stock Exchange Composite Transactions. A formula award becomes exercisable when, and only if, the optionee continues to serve as a director until the first annual meeting of the Company's stockholders held following the year in which the award is granted. Unless forfeited in accordance with the terms of the 1991 Plan, a formula award becomes exercisable as to 40% of the shares subject thereto on the date of the first annual meeting of stockholders following the grant, as to 70% of the shares subject thereto on the date of the second annual meeting of stockholders following the grant, and as to 100% of the shares subject thereto on the date of the third annual meeting of stockholders following the grant and, unless earlier exercised or forfeited, remains exercisable for a period of ten years from the date of the grant. In the event of the termination of a formula award holder's service as a director, other than "by reason of retirement" (as defined), total and permanent disability or death, the then-outstanding formula awards of such holder (whether or not then vested and whether or not then exercisable) automatically expire on (and may not be exercised on) the effective date of such termination. As defined in the 1991 Plan, the phrase "by reason of retirement" means mandatory retirement pursuant to Board policy or termination of service at a time when the optionee would be entitled to a retirement benefit under the Circus Circus Employees' Profit Sharing and Investment Plan as then in effect if the optionee were an employee of the Company. In the event the termination of service as a director is by reason of retirement, total and permanent disability or death, the then-outstanding formula awards of such holder that have vested (including any formula awards which vest on the date of termination) become exercisable, whether or not they were previously exercisable, and expire one year after the date of such termination or on the stated grant expiration date, whichever is earlier.

  Effective April 25, 1997, the Company terminated a Retirement Plan for Outside Directors which had been adopted in 1995. The purpose of the plan was to provide directors of the Company who were not employees of the Company with post-retirement benefit payments in recognition of their service to the Company and to ensure that the overall compensation arrangements for nonemployee directors were adequate to attract and retain highly qualified individuals to serve on the Company's Board. Effective April 25, 1997, the Company also terminated a consulting plan adopted during the prior fiscal year pursuant to which an eligible director would be entitled to receive an annual fee of $20,000 for up to five years following his retirement from the Board for consulting services to be rendered to the Company following such retirement. As a result of the termination of the aforementioned plans, none of the Company's current or future directors will be entitled to receive retirement benefits or consulting fees pursuant to either plan. Carl F. Dodge, William N. Pennington and Arthur M. Smith (the "Compensated Directors") each retired from the Board during the fiscal year ended January 31, 1997 and prior to the termination of either plan. Upon their retirement from the Board, the Compensated Directors each became entitled to receive a retirement benefit at the rate of $20,000 per annum plus the annual fee payable to eligible directors pursuant to the consulting plan. The retirement benefit was payable based on the number of years of service, and, in the case of service of more than ten years, for life. Upon the death of a Compensated Director prior to his receipt of the annual retirement benefit for the shorter of 10 years or the number of years of his service, his surviving spouse was entitled to receive the benefit for a period of up to 10 years. In April 1997, the Company secured the agreement of each of the Compensated Directors to accept a lump sum cash payment ($200,608 to Mr. Dodge, $293,320 to Mr. Pennington and $277,501 to Mr. Smith) in full settlement of its obligations to such individuals under the plans. Each payment represented the actuarial present value of the Company's accrued and unpaid obligation with respect to the payee (including the aforementioned right of his spouse, should she survive him) plus 25% and 10% premiums with respect to the retirement and consulting components, respectively, to compensate the payees for mortality bias, in accordance with the recommendation of the Company's compensation consultant.

EMPLOYMENT AGREEMENTS

  Each of the individuals named in the Summary Compensation Table is employed by the Company pursuant to an employment agreement which became effective on June 1, 1995. Each such employment agreement provides for an initial base salary (in the cases of Michael S. Ensign, Glenn W. Schaeffer, William A. Richardson and Clyde T. Turner, with a mandatory increase of 5% per year during the term of the agreement) plus any discretionary increases as may be determined by the Board of Directors. In addition, each such agreement provides for the employee's eligibility to receive an annual bonus and further provides that the targeted annual bonus shall not be less than 100% of the employee's then current base salary. Each agreement provides that upon the termination of employment by the employee upon the occurrence of certain events, including a "Change in Control" or for other "Good Reason", including the removal of the employee from his position as an executive officer of the Company, or by the Company without "Cause," as each such term is defined in the agreement (each, a "Designated Termination") or (in the case of an employee who has not previously made a "Continuation Election", as such term is defined in the agreement) the Company's failure to consent to any automatic one-year extension of the agreement (or any automatic three-year extension in the case of Mr. Turner's agreement), the Company will be obligated to pay the employee's then-current base salary and targeted bonus (plus any other amounts due to, or for the benefit of, the employee) for the greater of the remainder of the agreement's then-current term or a period of 12 months (or a period of 36 months in the case of Mr. Turner's agreement) and all options to purchase the Company's Common Stock held by the employee will become exercisable immediately. Effective November 1, 1997, the employment agreement of each individual named in the Summary Compensation Table other than Mr. Sullivan was amended to provide that the Company may, with or without cause, and without terminating the employee's employment, remove the employee from his position as an executive officer of the Company upon 60 days' notice, in which event the employee may during such 60-day period elect to continue as an employee of the Company in a nonexecutive capacity in accordance with the other terms of his employment agreement, as amended (a "Continuation Election"), or may elect to terminate the agreement for "Good Reason".

  The employment agreement of Mr. Ensign, the Company's Chairman of the Board, Chief Executive Officer and Chief Operating Officer, provides for a current expiration date of May 31, 1999, with subsequent one-year renewal terms, subject to early termination by either Mr. Ensign or the Company with six months' notice prior to renewal. The agreement also provides for a current base salary and a current annual target bonus in the amount of $689,063 each, increasing to $723,516 effective June 1, 1998.

  The employment agreement of Mr. Schaeffer, the Company's President, Chief Financial Officer and Treasurer, provides for a current expiration date of May 31, 1999, with subsequent one-year renewal terms, subject to early termination by either Mr. Schaeffer or the Company with six months' notice prior to renewal. The agreement also provides for a current base salary and a current annual target bonus in the amount of $661,500 each, increasing to $694,575 effective June 1, 1998.

  The employment agreement of Mr. Richardson, the Company's Executive Vice President, provides for a current expiration date of May 31, 1999, with subsequent one-year renewal terms, subject to early termination by either Mr. Richardson or the Company with six months' notice prior to renewal. The agreement also provides for a current base salary and a current annual target bonus in the amount of $689,063 each, increasing to $723,516 effective June 1, 1998.

  The employment agreement of Mr. Alamo, a Senior Vice President--Operations of the Company, provides for a current expiration date of May 31, 1999, with subsequent one-year renewal terms, subject to early termination by either Mr. Alamo or the Company with six months' notice prior to renewal. Mr. Alamo's employment agreement provides for a current base salary and a current annual target bonus in the amount of $400,000 each.

  The employment agreement of Mr. Solomon, a Senior Vice President--Operations of the Company, provides for a current expiration date of May 31, 1999, with subsequent one-year renewal terms, subject to early termination by either Mr. Solomon or the Company with six months' notice prior to renewal. Mr. Solomon's employment agreement provides for a current base salary and a current annual target bonus in the amount of $400,000 each.

  On July 14, 1997, the employment agreement of Mr. Sullivan was amended in connection with his resignation as an officer of the Company to provide for his continuation as an employee of the Company in a nonexecutive capacity through September 14, 1998 at the level of compensation specified in the original agreement. The agreement was also amended to provide that any stock options held by Mr. Sullivan on the date of his termination of employment which are then nonexercisable shall become immediately exercisable, subject to the then existing terms and conditions applicable to such options.

  The Company and Mr. Turner entered into an agreement on January 17, 1998 (the "Turner Agreement") in connection with his resignation from the positions of Chairman of the Board and Chief Executive Officer of the Company and from his position as a member of the Company's Board of Directors. In the Turner Agreement, Mr. Turner made a Continuation Election pursuant to his employment agreement covering a three-year term commencing January 17, 1998. For additional information concerning the Turner Agreement, see "Compensation Committee Interlocks and Insider Participation."

EXECUTIVE OFFICER BONUS PLAN

  The Company has an Executive Officer Bonus Plan (the "Bonus Plan") which was adopted by the Board of Directors on March 19, 1995 and approved by the Company's stockholders on June 22, 1995. The Bonus Plan was adopted for the purpose of implementing the bonus compensation provisions of the Company's employment agreements with its officers, including the ones described under "Employment Agreements", above.

  The Bonus Plan is a performance bonus plan which is designed to provide certain senior executives with incentive compensation based upon the achievement of previously established performance goals. The Bonus Plan is intended to provide an incentive for superior work and to motivate participating officers toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executive officers. Executive officers at the level of vice president or above may be eligible to participate in the Bonus Plan. Prior to, or at the time of, establishment of the performance objectives for a performance period, which will generally be the Company's fiscal year, the committee designated under the Bonus Plan, currently the Compensation Committee (the "Committee"), will designate the specific executive officers who will participate in the Bonus Plan for such performance period. Messrs. Turner, Ensign, Richardson and Schaeffer were designated to participate in the Bonus Plan for the fiscal year of the Company ended January 31, 1998.

  The Bonus Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility by the Company of compensation paid to certain officers named in the compensation tables of its proxy statement to $1,000,000 in any fiscal year of the Company. At the beginning of each performance period and subject to the requirements of Section 162(m), the Committee establishes performance goals, specific performance objectives and objectively determinable computation formulae or methods for determining each participant's bonus under the Bonus Plan for such performance period. The performance goals may include any one or more of the following corporate business criteria: pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, or productivity. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m), performance goals may include a participant's attainment of personal objectives with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility.

  At or after the end of each performance period, the Committee is required by the terms of the Bonus Plan to certify, in writing, whether the previously established performance goals and objectives have been satisfied in such performance period. The actual bonus award for any participant for such performance period shall then be determined based upon the previously established computation formulae or methods. In no event will any bonus award for any plan year exceed the lesser of 150% of the participant's annual base salary as in effect at the beginning of the plan year or $1,500,000. The Committee has no discretion to increase the amount of any participant's bonus as so determined, but may reduce the amount of, or totally eliminate, such bonus if the Committee determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors. In no event will the aggregate amount of all bonuses payable in any plan year under the Bonus Plan exceed 10% of the Company's average annual income before taxes during the preceding five fiscal years of the Company.

  Approved awards under the Plan are payable in cash as soon as is practicable after the end of each performance period and after the Committee has certified, in writing, that the relevant performance goals were achieved. Awards that are otherwise payable to a participant who is not employed by the Company as of the last day of a performance period will be prorated or eliminated pursuant to specified provisions of the Bonus Plan. A participant will recognize ordinary taxable income upon receipt of payments under the Bonus Plan.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                 /\ DETACH AND RETAIN THIS ADMISSION TICKET /\
 [CIRCUS TENT LOGO
   APPEARS HERE]              ADMISSION TICKET


                       CIRCUS CIRCUS ENTERPRISES, INC.

 STOCKHOLDER NAME(S): _____________________________    1998 Annual Meeting
                              (PLEASE PRINT)         Thursday, June 18, 1998

                                                         10:00 A.M. CDT
                      _____________________________      Meeting Room A
                                                     Gold Strike Casino Resort
                                                      1010 Casino Center Drive
STOCKHOLDER ADDRESS: ______________________________
                                                  Robinsonville (Tunica County),

                      _____________________________           Mississippi

 If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box on your proxy card. Space limitations make it necessary to limit attendance to stockholders. Registration will begin at 9:00 A.M., CDT. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of April 20, 1998.

                                --------------

 THIS ADMISSION TICKET SHOULD NOT BE RETURNED WITH YOUR PROXY BUT SHOULD BE RETAINED AND BROUGHT WITH YOU TO THE ANNUAL MEETING.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                /\ DETACH AND RETAIN THIS ADMISSION TICKET /\

                               ADMISSION TICKET

                               1998 Annual Meeting
                                       of

                        CIRCUS CIRCUS ENTERPRISES, INC.

                                --------------

                                     Agenda

            1. To elect two Class I directors;
            2. To ratify the appointment of Arthur Andersen LLP
               as independent auditors to examine and report on the financial statements for the fiscal year ending January 31, 1999;
            3. To vote on a stockholder proposal opposed by the
               Board of Directors; and
            4. To transact such other business as may properly
               be brought before the meeting or any
               adjournment(s) thereof.

                                --------------

                               (See Reverse Side)

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- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

 REPORT OF THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE ON EXECUTIVE
                                 COMPENSATION

INTRODUCTION

  The Company's policies and procedures relating to the compensation of its executive officers during the fiscal year ended January 31, 1998 and the respective levels and forms of their compensation, including awards made pursuant to the Company's stock option and stock incentive plans (collectively the "Plans"), were, except as indicated below, the responsibility of a Compensation Committee (the "Compensation Committee") whose members were selected by the Board from those directors not employees of the Company or any subsidiary of the Company. The only individuals who participated in the deliberations of the Compensation Committee during the fiscal year ended January 31, 1998 were Michael D. McKee, the committee's Chairman, and Arthur
H. Bilger. Messrs. McKee and Bilger became members of the Compensation Committee on February 28, 1997, and each continued to serve as a member of the committee for the remainder of the fiscal year. During the period from February 1, 1997 until their respective resignations from the Board of Directors on February 5, 1997 and February 18, 1997, Fred W. Smith and Tony Coelho served as members of the Compensation Committee but did not engage in any deliberations of the committee during the fiscal year ended January 31, 1998. None of aforementioned members of the Compensation Committee, who constituted the only persons who served on such committee during fiscal 1998, has ever been an officer or employee of the Company or any subsidiary of the Company.

COMPENSATION POLICIES

  The Company's current policies with respect to executive compensation are as follows:

  1. To establish compensation programs designed to attract and retain highly-qualified executives.

  2. To provide motivation to the Company's executives through compensation that is correlated to the performance of the individual and to the performance of the Company.

  3. To compensate executives in a manner that rewards both current performance and longer-term performance.

  4. To provide executives with a financial interest in the success of the Company similar to the interests of the Company's stockholders.

  Consistent with the aforementioned policies, the Company's compensation of its executive officers during the year ended January 31, 1998 involved a combination of salary and cash bonuses to reward short-term performance. It also involved grants of stock options to certain of the Company's executives other than the named executive officers to encourage and reward longer-term performance.

  The base salary of each of the Company's named executive officers, including that of each of the two individuals who served in the capacity of Chief Executive Officer during fiscal 1998, was established by the terms of an employment agreement approved by the Board of Directors in March 1995 discussed under "Management Remuneration--Employment Agreements," and the base salary of each of the Company's other executive officers was fixed by the Chief Executive Officer and/or the Chief Operating Officer without reference to any specific criteria at a level intended to make such officer dependent for an estimated 50% of his or her compensation on bonuses earned over the year, assuming the receipt of bonuses approximating such officer's target bonus.

  Bonus awards for fiscal 1998 to executive officers at the level of vice president or above whose total cash compensation could exceed $1 million in fiscal 1998 (other than Michael S. Ensign and Clyde T. Turner, who are discussed under "Compensation of the Chief Executive Officers," below) were determined pursuant to the

Executive Officer Bonus Plan (the "Bonus Plan") described under "Management Remuneration--Executive Officer Bonus Plan," which was approved by the Company's stockholders on June 22, 1995. As a result of the adjustment of the respective target bonuses specified in the employment agreements of such executive officers pursuant to a formula established by the Compensation Committee based in part on the Company's operating income for the period from February 1, 1997 through January 31, 1998 (the "Performance Period") compared with predetermined target levels of operating income established for the Performance Period and in part on the five- year average return on invested capital for the Company relative to the market weighted average cost of capital for the Performance Period, no bonus was paid to any of such executive officers for fiscal 1998. Bonus awards to executives not covered by the Bonus Plan are currently paid quarterly and in fiscal 1998 were determined based on the Chief Executive Officer's and/or the Chief Operating Officer's subjective evaluation of such executives' respective levels of supervisory or management responsibilities and individual performances, without reference to any specific measure of corporate performance.

  The Compensation Committee's awards under the Plans (which, in fiscal 1998, consisted solely of stock options) are intended to provide executives with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company's success through the opportunity to acquire an increased stock ownership in the Company and to benefit from appreciation in the value of the Company's stock. Awards made pursuant to the Plans in fiscal 1998 were based on the Compensation Committee's subjective evaluation of the respective levels of supervisory or management responsibilities of recipients of awards and their potential contribution to the Company's long-term success. In arriving at its decisions regarding awards pursuant to the Plans, the Compensation Committee considers, among other factors, the respective numbers and terms of the options already held by the Company's executive officers. The Company's past performance was not a factor in the Compensation Committee's awards of stock options during fiscal 1998. In accordance with the provisions of the Plans, the Compensation Committee issued all of the stock options granted in fiscal 1998 at exercise prices equal to the market value of the Company's Common Stock on the date of the grant, thus linking the value of such options to the subsequent performance of the Company's Common Stock and thereby giving the holders of the options an interest in the Company's performance similar to that of its stockholders.

POLICY REGARDING DEDUCTIBILITY OF COMPENSATION FOR TAX PURPOSES--COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee's policy during fiscal 1998 was to structure the performance-based portion of the compensation of the Company's executive officers whose compensation might exceed $1 million in a manner that would comply with Section 162(m). The performance-based portion of such officers' compensation in fiscal 1998 consisted of potential cash bonuses determined pursuant to the Bonus Plan approved by the Company's stockholders and any such bonus awards that might have been paid were intended to constitute awards which would be fully deductible under Section 162(m).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICERS

  Clyde T. Turner served as the Company's Chief Executive Officer during the period from February 1, 1997 until January 16, 1998, and Michael S. Ensign served in such capacity for the balance of the fiscal year ended January 31, 1998. Mr. Ensign also served as the Company's Chief Operating Officer for all of fiscal 1998. Mr. Turner's compensation for fiscal 1998 consisted of the base salary specified in his employment agreement approved by the Board of Directors in 1995 and a bonus, determined in the manner described below, for the portion of fiscal 1998 following his resignation as the Company's Chief Executive Officer. Mr. Ensign's compensation for fiscal 1998 consisted solely of the base salary specified in his employment agreement approved by the Board of Directors in 1995. In neither case did Mr. Turner's or Mr. Ensign's base salary for fiscal 1998 or Mr. Turner's bonus for fiscal 1998 bear any specific relationship to any particular measure of the Company's performance. Messrs. Turner and Ensign each was designated by the Compensation Committee to participate in the Bonus Plan in fiscal 1998. Pursuant to the Bonus Plan, each was eligible to earn a cash bonus for fiscal 1998, based on the target bonus specified in his employment agreement, as adjusted in accordance with the Bonus Plan. As a result of the adjustment of their aforementioned target bonuses pursuant to a formula, established by the Compensation Committee, based in part on the Company's operating income for the Performance Period compared with predetermined target levels of operating income established for the Performance Period and in part on the five-year average return on invested capital for the Company relative to the market weighted average cost of capital for the Performance Period, neither Mr. Turner nor Mr. Ensign received a bonus pursuant to the Bonus Plan for fiscal 1998. The Compensation Committee believes that the method of measuring operating performance utilized in fiscal 1998 to determine the levels of bonuses under the Bonus Plan, including those of Messrs. Turner and Ensign, is more appropriate than criteria based upon the market price of the Company's Common Stock. This view is based on the Compensation Committee's belief that while the performance of the Company's Common Stock over a longer period is a meaningful measure of the Company's performance, over the period of a single fiscal year, an officer's annual compensation should not be so closely tied to the vagaries of the stock market. While Mr. Ensign's bonus for all of fiscal 1998 was determined in accordance with the Bonus Plan, Mr. Turner's bonus was so determined only for the portion of the fiscal year during which he served as the Company's Chief Executive Officer. For the period from January 17, 1998 through January 31, 1998 (the "Alternative Bonus Period"), Mr. Turner received a bonus equal to the portion of his then current annual base salary applicable to the Alternative Bonus Period in accordance with the terms of an agreement between Mr. Turner and the Company dated January 17, 1998, which was approved by the Compensation Committee. For additional information concerning this agreement, see "Compensation Committee Interlocks and Insider Participation".

     COMPENSATION COMMITTEE                      BOARD OF DIRECTORS
     Michael D. McKee, Chairman                  Michael S. Ensign, Chairman
     Arthur H. Bilger                            Richard P. Banis
                                                 Arthur H. Bilger
                                                 Richard A. Etter
                                                 Michael D. McKee
                                                 William A. Richardson
                                                 Glenn W. Schaeffer

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The only individuals who served as members of the Company's Compensation Committee during the fiscal year ended January 31, 1998 are Fred W. Smith and Tony Coelho (former directors of the Company who served until their retirement from the Board on February 5, 1997 and February 18, 1997, respectively) and the committee's current members, Michael D. McKee, Chairman, and Arthur H. Bilger, who became members of the committee on February 28, 1997. None of the aforementioned members of the Compensation Committee is an officer or other employee, or former officer, of the Company or of any subsidiary of the Company.

  The only individuals who served on the Board of Directors during the fiscal year ended January 31, 1998 and participated in the determination of the compensation of the Company's executive officers for such fiscal year while also serving as an officer or employee of the Company were Clyde T. Turner and Michael S. Ensign. See "Report of the Board of Directors and the Compensation Committee on Executive Compensation." Mr. Turner served as the Company's Chief Executive Officer during the period from February 1, 1997 until January 16, 1998, and Mr. Ensign served in such capacity for the balance of the fiscal year ended January 31, 1998. Mr. Ensign also served as the Company's Chief Operating Officer for all of fiscal 1998. Glenn W. Schaeffer, who served as the Company's President, Chief Financial Officer and Treasurer for all of fiscal 1998, William A. Richardson, who served as the Company's Executive Vice President for all of fiscal 1998, and Richard P. Banis, a former officer of the Company, did not participate in deliberations concerning the compensation of the Company's executive officers for fiscal 1998.

  Effective November 1, 1997, the employment agreement of each of the Company's named executive officers, including Messrs. Turner, Ensign, Schaeffer and Richardson, was amended to provide that the Company may, with or without cause, and without terminating the employee's employment, remove the employee from his position as an executive officer of the Company upon 60 days' notice, in which event the employee may during such 60-day period elect to continue as an employee of the Company in a nonexecutive capacity in accordance with the other terms of his employment agreement, as amended (a "Continuation Election"), or may elect to terminate the agreement for "Good Reason." The amendment to each agreement was approved by the Compensation Committee. For additional information concerning the employment agreements of the Company's executive officers, see "Management Remuneration--Employment Agreements."

  In connection with the resignation of Clyde T. Turner from his positions as Chairman of the Board and Chief Executive Officer of the Company and from his position as a member of the Company's Board of Directors, the Company and Mr. Turner entered into an agreement dated January 17, 1998 (the "Turner Agreement") pursuant to which Mr. Turner agreed to sell to the Company an option to purchase 2,000,000 shares of the Company's Common Stock which was granted to Mr. Turner in March 1995 pursuant to the Company's 1995 Stock Option Plan (the "Option"). The Option, which was granted at an exercise price of $27.875 per share (representing 110% of the fair market value of the Company's Common Stock on the date of the grant) was exercisable until March 19, 2002. In accordance with the terms of the Turner Agreement, the Company purchased the Option from Mr. Turner for $2 million, representing the $1 per share paid to the Company by Mr. Turner in consideration for the Company's original issuance of the Option. The Turner Agreement also included Mr. Turner's Continuation Election under his employment agreement covering a three-year term commencing January 17, 1998 (the "Continuation Period"). As a result of his Continuation Election, and in accordance with the terms of his employment agreement, Mr. Turner will be compensated during the Continuation Period at an initial base rate of $882,000 per annum, payable semi-monthly, increasing by 5% on each June 1 during the Continuation Period, plus an annual bonus payable at the end of each fiscal year equal to the then applicable base salary, pro-rated in the case of a partial year. For additional information concerning Mr. Turner's employment agreement, see "Management Remuneration-- Employment Agreement."

  Circus Circus Casinos, Inc. ("CCC"), a wholly owned subsidiary of the Company, and Lakeview Company ("Lakeview"), a Nevada general partnership of entities owned by Michael S. Ensign, William A. Richardson and their family members and another individual, are parties to a consulting agreement, dated as of June 1, 1995 (the "Consulting Agreement"), pursuant to which Lakeview is provided executive level management services with respect to its Gold Strike Inn and Casino located near Boulder City, Nevada (the "Lakeview Property").

For such services, Lakeview is obligated to pay an annual consulting fee of $120,000, which is intended to compensate the Company for the services rendered by its executive officers and is subject to renegotiation if CCC determines that the executive level of management services required pursuant to the Consulting Agreement exceed contemplated levels. The Consulting Agreement also obligates Lakeview to reimburse CCC for compensation or other out-of-pocket expenses (other than the compensation of executive officers of the Company and its subsidiaries) associated with the services provided to the Lakeview Property pursuant to the Consulting Agreement. The purpose of the Consulting Agreement is to compensate the Company for any time devoted by Messrs. Ensign, Richardson or other company personnel to the Lakeview Property, which Messrs. Ensign and Richardson elected to retain at the time of the Company's acquisition of their interests in a group of other entities known as the Gold Strike Entities. The Lakeview Property was retained by Messrs. Ensign and Richardson because of their intention to transfer their interests in the property to various members of their respective families.

  Pursuant to an agreement entered into on February 28, 1997 (the "transaction date"), the Company purchased from William Ensign, the son of Michael S. Ensign, 38,486 shares of the Company's Common Stock on March 3, 1997. The shares were purchased for $1,300,442, or $33.79 per share. The purchase price represented the 20-day average of the closing prices of the Common Stock, as reported on the New York Stock Exchange Composite Tape, during the 30 trading days ending on the transaction date, after eliminating the five highest and the five lowest closing prices during such period. The transaction was reviewed and its terms approved by the Audit Committee of the Company's Board of Directors.

                   COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total return (assuming reinvestment of dividends) from January 31, 1993 to January 31, 1998, on the Company's Common Stock with (i) the Dow Jones Industry Group (Casinos) (the "Casino Group") and (ii) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"). The graph assumes an investment of $100 on January 31, 1993 in each of the Company's Common Stock, the stocks comprising the Casino Group and the stocks comprising the S&P 500 Index.

  The historical stock price performance of the Company's Common Stock shown on the graph below is not necessarily indicative of future price performance.

  The graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             [GRAPH APPEARS HERE]

                  1/31/93    1/31/94    1/31/95    1/31/96    1/31/97    1/31/98
Circus Circus      $100       $101       $ 73       $ 87       $ 96       $ 63
Casino Group        100        141         98        116        117        113
S&P 500 Index       100        113        113        157        199        252
Source: Media General Financial Services, Inc., Richmond, Virginia.

                       INFORMATION CONCERNING COMMITTEES
                           OF THE BOARD OF DIRECTORS

  Among the current committees of the Company's Board of Directors are an Executive Committee, an Audit Committee, a Compensation Committee, a Directors' Nominating Committee and a Compliance Review Committee.

  The Executive Committee, which held no meeting during the fiscal year ended January 31, 1998, has and may exercise all of the powers of the Board of Directors (other than the Board's power to elect officers of the Company) during the period between meetings of the Board of Directors except as reserved to the Board of Directors or as delegated by the Company's Bylaws or by the Board of Directors to another standing or special committee of the Board or as may be prohibited by law. The current members of the Executive Committee are Michael S. Ensign, Chairman, and Arthur H. Bilger.

  The Audit Committee, which held seven (7) meetings during the fiscal year ended January 31, 1998, reports periodically to the Board of Directors concerning the functions of the committee. The functions of the Audit Committee include (i) reviewing and making recommendations to the Board of Directors with respect to the engagement of an independent accounting firm to audit the Company's financial statements for the then current fiscal year;
(ii) instructing the certified public accountants to expand the scope and extent of the annual audits of the Company into areas of any concern to the Audit Committee, and, at its discretion, directing other special investigations to ensure the objectivity of the financial reporting of the Company; (iii) reviewing the reports submitted by the certified public accountants and reporting thereon to the Board of Directors with such recommendations as the Audit Committee may deem appropriate; (iv) meeting with such officers and department managers of the Company as the Audit Committee deems necessary in order to determine the adequacy of the Company's accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of the Company's annual audit; (v) meeting periodically with members of the Company's internal audit department and reviewing the reports of such department; (vi) conducting inquiries into any of the foregoing, the underlying and related facts, including such matters as the conduct of the Company's personnel, the integrity of the Company's records, the adequacy of the procedures and the legal and financial consequences of such facts; and (vii) retaining and deploying such professional assistance, including outside counsel and auditors, as the Audit Committee deems necessary or appropriate, in connection with the exercise of its powers. The current members of the Audit Committee are Richard A. Etter, Chairman, Michael D. McKee and Richard P. Banis.

  The Compensation Committee, which held six (6) meetings during the fiscal year ended January 31, 1998, reports periodically to the Board of Directors concerning the functions of the committee. The Compensation Committee's functions include (i) reviewing on a periodic basis, as determined by the Compensation Committee, the compensation of officers of the Company; (ii) recommending to the Board of Directors appropriate levels (and the appropriate forms) of compensation for such officers, (iii) performing such additional functions as shall be authorized from time to time by the Board of Directors relating to any stock option, stock purchase, stock incentive or other benefit plan approved by the Board, including the administration of each stock option and stock incentive plan of the Company currently in effect; and (iv) securing the services of such professional consultants or other persons or firms, and taking such other actions as the Compensation Committee deems necessary or appropriate in connection with the performance of its duties. The current members of the Compensation Committee are Michael D. McKee, Chairman, and Arthur H. Bilger.

  The Directors' Nominating Committee, which held no meeting during the fiscal year ended January 31, 1998, evaluates and presents to the Board of Directors, for its consideration, candidates to fill positions on the

Board of Directors. The Directors' Nominating Committee will consider individuals recommended by stockholders. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the committee's consideration may write Yvette E. Landau, General Counsel, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109. The current members of the Directors' Nominating Committee are Arthur H. Bilger, Chairman, and Michael S. Ensign.

  The Compliance Review Committee, which held five (5) meetings during the fiscal year ended January 31, 1998, assists the Board of Directors in the implementation and administration of the Company's Gaming Compliance Program which has been created for the purpose of (i) ensuring compliance with gaming laws applicable to the business operations of the Company; (ii) advising the Board of Directors of the Company of any gaming law compliance problems or situations which may adversely affect the objectives of gaming control; and
(iii) performing due diligence in respect of proposed transactions and associations. The current members of the Compliance Review Committee are Richard P. Banis, Chairman, Richard A. Etter and Arthur H. Bilger.

  The Board of Directors held a total of seven (7) meetings during the fiscal year ended January 31, 1998. During such fiscal year, each director attended 75% or more of the total number of meetings of the Board and the committees of the Board on which he served that were held during the periods he served.

                             CERTAIN TRANSACTIONS

  For information concerning certain transactions during the fiscal year ended January 31, 1998 to which the Company was a party and a director or executive officer of the Company or an immediate family member of such a director or executive officer had an interest, see "Compensation Committee Interlocks and Insider Participation."

  Donna B. More, who was elected to the Board of Directors in April 1998, is a partner in the Chicago, Illinois law firm of Freeborn & Peters. During the fiscal year ended January 31, 1998, such firm provided legal services to the Elgin, Illinois joint venture entity in which the Company is a 50% participant. It has also provided legal services to such joint venture entity during the current fiscal year and it is anticipated that it will do so in the future.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending January 31, 1999. Although not required by law or otherwise, the selection is being submitted to the stockholders of the Company as a matter of corporate policy for their approval. Arthur Andersen LLP, an international firm of certified public accountants, has audited the financial statements of the Company since 1980.

  It is anticipated that a representative of Arthur Andersen LLP will be present at the meeting and, if present, such representative will be given the opportunity to make a statement if he desires to do so. It is also anticipated that such representative will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSAL

STOCKHOLDER PROPOSAL RE: RESOLUTION TO MAXIMIZE VALUE

  The following stockholder proposal has been submitted to the Company for consideration at the meeting by William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, the owner of 1,350 shares of the Company's Common Stock. The text of the proposal is as follows:

  Resolved that the shareholders of Circus Circus Enterprises, Inc. Corporation urge the Circus Circus Enterprises, Inc. Board of Directors to arrange for the prompt sale of Circus Circus Enterprises, Inc. to the highest bidder.

STOCKHOLDER'S SUPPORTING STATEMENT

  The purpose of the Maximize Value Resolution is to give all Circus Circus Enterprises, Inc. shareholders the opportunity to send a message to the Circus Circus Enterprises, Inc. Board that they support the prompt sale of Circus Circus Enterprises, Inc. to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the financial performance of the company over many years and the drastic action that should be taken. Even if it is approved by the majority of the Circus Circus Enterprises, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Circus Circus Enterprises, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

  The prompt auction of Circus Circus Enterprises, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

  The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE FOREGOING STOCKHOLDER
PROPOSAL

  For the reasons set forth below, the Board of Directors of the Company believes that the approval of the proposed resolution would not be in the best interest of the Company or its stockholders.

  The proposed resolution calls for the prompt sale of the Company to the highest bidder without regard to the adequacy of the consideration and without regard to the relative merits of other alternatives. Consistent with its fiduciary duty, the Board of Directors seeks to manage the Company's affairs in a manner it believes to be in the best interests of the Company and its stockholders. The Board will carefully consider any bona fide proposal which it believes has the potential to increase stockholder value, including a bona fide proposal for the acquisition of the Company. However, the fiduciary duty of the Board will not permit it to facilitate a bid that does not reflect the intrinsic value of the Company. The approval of the proposed resolution or the initiation of an "auction" in the manner contemplated by the proposal would, in the opinion of the Board, be inconsistent with the stockholders' interests. In the Board's opinion, the initiation of an auction could create a "forced sale" atmosphere which could have the effect of reducing the perceived value of the Company to a "fire sale" level, thus forcing the Company to negotiate with bidders from a position of weakness. Moreover, the uncertainty created by a publicly announced auction could adversely affect the Company's relationships with its lenders, customers, suppliers, employees and other constituencies, thus potentially lowering rather than raising the value of the Company.

  Management welcomes input from the Company's stockholders and will carefully consider meaningful suggestions it receives to increase or maximize stockholder value. However, for the reasons set forth above, the Board of Directors unanimously urges a vote against the foregoing proposal.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

             PROPOSALS OF STOCKHOLDERS FOR THE 1999 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company at the Company's principal executive offices by not later than January 4, 1999 to be considered for inclusion in management's proxy statement and form of proxy for that meeting. A proposal which does not comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934 will not be included in management's proxy soliciting material for the 1999 Annual Meeting of Stockholders.

                                 OTHER MATTERS

  As of the date hereof, management does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the meeting, it is the intention of the persons named in the proxies to vote the shares represented thereby in accordance with their best judgment on such matters.

  The expenses of soliciting proxies in the form included with this proxy statement and the cost of preparing, assembling and mailing material in connection with such solicitation of proxies will be borne by the Company. In addition to the use of the mail, the Company's directors, executive officers and employees may solicit proxies personally or by telephone or telegraph. Also, the Company has retained Altman Group, Inc. to solicit proxies at an estimated cost of $5,000 plus out-of-pocket expenses. The Company may reimburse brokerage firms and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy material to the beneficial owners of shares.

  A form of proxy is enclosed for your use. Please date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

                                       By Order of the Board of Directors,

                                          LOGO
                                       /s/ Michael S. Ensign
                                       Michael S. Ensign
                                       Chairman of the Board

Las Vegas, Nevada
May 1, 1998

                        CIRCUS CIRCUS ENTERPRISES, INC.

      Proxy Solicited on Behalf of the Board of Directors of the Company

P        The undersigned, a stockholder of Circus Circus Enterprises, Inc. (the
    "Company"), a Nevada corporation, hereby appoints Michael S. Ensign and
R Yvette E. Landau, and each of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the
0 name of the undersigned, to vote and otherwise act on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held
X in Meeting Room A at the Gold Strike Casino Resort, 1010 Casino Center Drive, Robinsonville (Tunica County), Mississippi, on Thursday, June 18,
Y 1998 at 10:00 A.M., CDT, or at any adjournment or adjournments thereof, with respect to all shares of the Company's Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, on the following matters:

    The election of two Class I Directors to     (Change of address--Comments)
    serve until their respective successors
    are elected and shall qualify.                ---------------------------

    Nominees:                                     ---------------------------

    Class I  Arthur H. Bilger and                 ---------------------------
             William E. Bannen, M.D.
                                                  ---------------------------

     This proxy will be voted as specified on the reverse side. If no specification is made, this proxy will be voted FOR each nominee for director named above, FOR ratification of the appointment of Arthur Andersen LLP, and AGAINST approval of the stockholder proposal to maximize value by the prompt sale of the Company to the highest bidder.

                                                               ---------------
                                                                 SEE REVERSE
                                                                    SIDE
                                                               ---------------
--------------------------------------------------------------------------------
             DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET

                               ADMISSION TICKET

                              1998 Annual Meeting

                                      of

                        Circus Circus Enterprises, Inc.

                        -------------------------------
                                    Agenda

        1.  To elect two Class I directors;

        2. To ratify the appointment of Arthur Andersen LLP as independent auditors to examine and report on the financial statements for the fiscal year ending January 31, 1999;

        3. To vote on a stockholder proposal opposed by the Board of Directors; and

        4. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

                        --------------------------------

                              (See Reverse Side)

[X]  Please mark your
     votes as in this
     example.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR each nominee listed on the reverse side, FOR Proposal 2 and AGAINST Proposal 3.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR each nominee listed on the reverse side and FOR Proposal 2
--------------------------------------------------------------------------------
                   FOR  WITHHELD                           FOR  AGAINST  ABSTAIN
1. Election of                     2. Ratification of the
   Directors (see  [_]    [_]         appointment of       [_]    [_]      [_]
   reverse side).                     Arthur Andersen LLP
                                      as independent
                                      auditors to examine
FOR, except vote withheld from        and report on the
    the following nominee:            Company's financial
                                      statements for the
                                      fiscal year ending
----------------------------------    January 31, 1999.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST Proposal 3.
--------------------------------------------------------------------------------
3. Stockholder proposal to maximize      FOR       AGAINST      ABSTAIN
   value by the prompt sale of the       [_]         [_]          [_]
   Company to the highest bidder.
-------------------------------------------------------------------------------
                                    4. In the discretion of the proxies on any
                                       other matters that may properly come
                                       before the meeting or any adjournment
                                       thereof.

                                          Change of
                                          Address/Comments
                                          on reverse side              [_]

                                          -------------------------
                                          I/We plan to attend the
                                          Annual Meeting (Admission
                                          Ticket attached).            [_]
                                          -------------------------

If more than one of the proxies listed on the reverse side shall be present at the meeting or any adjournment thereof, the majority of said proxies so present and voting shall exercise all of the powers conferred hereby.

The undersigned hereby revokes any proxy heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that the proxies listed on the reverse side, or either of them, may lawfully do by virtue hereof.

SIGNATURE(S)______________________________________________ DATE______________
Please date this proxy and sign your name as it appears hereon. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, give title as such.
-------------------------------------------------------------------------------
             DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET

                               ADMISSION TICKET

                        Circus Circus Enterprises, Inc.

[CIRCUS TENT                                           1998 Annual Meeting
  LOGO APPEARS                                       Thursday, June 18, 1998
  HERE]                                                   10:00 A.M. CDT
                                                          Meeting Room A
                                                    Gold Strike Casino Resort
                                                     1010 Casino Center Drive
                                                  Robinsonville (Tunica County),
                                                            Mississippi

If you plan to attend the Annual Meeting of Stockholders, please so indicate by marking the appropriate box on the attached proxy card. Space limitations make it necessary to limit attendance to stockholders. Registration will begin at 9:00 A.M., CDT. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of April 20, 1998.

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This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.